Exhibit 99.1

Cubic Agrees to Sell its Training Services Business for Approximately $135 Million

SAN DIEGO — April 19, 2018 — Cubic Corporation (NYSE: CUB) today announced that it has entered into a definitive agreement to sell its Cubic Global Defense (CGD) Services business to Valiant Integrated Services for $135 million cash at close on a debt free, cash free basis, plus $3 million of contingent consideration tied to certain contract wins expected over the next 12 to 24 months.

“Cubic is focused on maximizing long-term value for our shareholders by delivering superior value to our customers,” said Bradley H. Feldmann, chairman, president and chief executive officer of Cubic Corporation. “We regularly evaluate our portfolio to ensure we are devoting our resources to strategic markets where domain expertise, innovation and technical competency enable us to build market-leading positions with strong growth potential and higher margins. The sale proceeds will provide us with increased financial flexibility to pursue profitable growth opportunities in those markets.”

“We also believe current market dynamics are driving consolidation in the defense services industry, and the scale required to compete has increased meaningfully. This transaction will allow our Services business and its employees to be part of a more appropriately focused platform that will be better positioned to grow,” added Feldmann.

On March 31, 2018, the assets and liabilities of CGD Services will be considered held for sale and will be held at the lower of their carrying value or their fair value less estimated cost to sell. In Cubic’s fiscal second quarter results, the CGD Services business will be reflected as discontinued operations and the previous period financial results will be reclassified for comparative purposes. Cubic expects to record a non-cash charge of approximately $7 million within discontinued operations in the second quarter, based on the estimated excess of the carrying value of CGD Services over the consideration to be received. Upon the close of sale, the non-cash charge will be adjusted based upon a final analysis of the carrying amount of the assets and liabilities at the date of the sale, including the assessment of deferred tax assets and liabilities of discontinued operations.

The transaction is anticipated to be completed within 30 to 60 days, subject to customary closing conditions and regulatory approvals.

CGD Services is a non-Original Equipment Manufacturer (OEM) providing training, operations, intelligence, maintenance, technical and other support services to the U.S. government, its agencies and allied nations. CGD Services business had fiscal year 2017 revenue of $378 million and is comprised of approximately 3,500 employees working in 10 countries throughout the world. The employees serve with customers in training and operational environments to help prepare and support forces through the provision of comprehensive training, exercises, staff augmentation, education, operational, intelligence, technical and logistical assistance to meet the full scope of their assigned missions.

Conference Call and Investor Information

Cubic executives will host a conference call at 11:30 a.m. Eastern Time on Thursday, April 19 to discuss the transaction. The call can be accessed by dialing:

•                  877-407-9708 (Domestic)

•                  201-689-8259 (International)

A live audio broadcast of the conference call along with a supplemental presentation will be available on the ‘Events and Presentations’ section of Cubic’s Investor Relations website (https://www.cubic.com/investor-relations/events-and-presentations ).

Raymond James & Associates, Inc. served as the exclusive investment banking advisor to Cubic in connection with the transaction. Holland & Knight, LLP served as legal counsel.

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About Cubic Corporation

Cubic is a market-leading, technology provider of integrated solutions that increase situational understanding for transportation, C4ISR and training customers worldwide to decrease urban congestion and improve the militaries’ effectiveness and operational readiness. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Mission Solutions provides networked Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) capabilities for defense, intelligence, security and commercial missions. Cubic Global Defense is a leading provider of live, virtual, constructive and game-based (LVC-G) training solutions for the U.S. and allied forces. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Contacts

Media:

Laura Chon

Corporate Communications

Cubic Corporation

PH: +1 858-505-2181

Laura.Chon@cubic.com

Investors:

Kirsten Nielsen

Cubic Corporation

PH: +1 212-331-9760

Kirsten.Nielsen@cubic.com